UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 6, 2009

NORTHERN OIL AND GAS, INC.
(Name of small business issuer in its charter)

Nevada	000-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota 55391	55391
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01 – Other Events.

On January 6, 2009, Northern Oil and Gas, Inc. (the “Company”) announced that it has entered into a letter of intent with a financial institution for a senior secured, reserve-based revolving credit facility providing up to $25 million of financing for future drilling activities.  As proposed, $15 million of financing would initially be made available for drilling projects, specifically developmental drilling on the Company’s North Dakota Bakken and Three Forks position.  The remaining $10 million of financing under the facility could become available upon subsequent recalculations of reserves based on the deployment of the immediately-available principal amount.  The facility will be available for a period of four years and will feature a floating rate of interest competitive with other senior secured revolving credit facilities provided to other companies in the oil and gas industry.  The facility will be subject to the usual and customary financial covenants.  Final execution of a definitive agreement regarding the credit facility is subject to various conditions, including completion of due diligence and negotiation of definitive loan documentation, among other things.

On January 6, 2009, the Company also announced its 2009 capital budget.  The Company participates on a heads-up basis in the drilling of wells in spacing units containing the Company’s acreage.  Based on current permitting activities, the Company anticipates the following capital expenditures and operating expenses in 2009:

Developmental Bakken Drilling                                                                            $  31,000,000

Conventional Exploratory Drilling                                                                       $       850,000

Capitalized Costs, Interest                                                                                    $    1,200,000

General & Administrative Expenses                                                                    $    2,000,000

Total Capital Expenditure and G&A                                                                    $  35,050,000

A copy of the press release is included as exhibit 99.1 to this Form 8-K.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated January 6, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN OIL AND GAS, INC.

Date:  January 6, 2009                                                                           By /s/ Michael L. Reger
       Michael L. Reger, Chief Executive Officer